Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Seyfarth Shaw LLP 975 F Street, N.W. Washington, DC 20004-1454 T (202) 463-2400 F (202) 828-5393 jshire@seyfarth.com T (202) 828-5389 www.seyfarth.com

October 5, 2020

Via E-Mail

Mr. Ronald Ian Bilang, CEO
ZC Top Apparel Manufacturing, Inc.
Philippines
ronaldianbilang92@gmail.com

Re:	Demand for Repayment and Notice of Rescission of Transaction

Dear Mr. Bilang:

We are counsel to Verus International Inc. (“Verus”). As you know, on April 3, 2020, Verus entered into a binding Term Sheet with ZC Top Apparel Manufacturing, Inc. (“TAM”), in which it agreed to acquire 51% of TAM for $100,000. Verus paid TAM the agreed $100,000 by sending the amount to a TAM supplier to cover TAM’s obligation to that supplier in the same amount. This letter is a demand for repayment by TAM to Verus in the amount of One Hundred Thousand Dollars U.S. ($100,000 U.S.) and Verus’ notice of rescission of the April 3, 2020 transaction between the two parties.

Specifically, your refusal to issue stock to Verus as agreed upon on April 3, 2020, even after payment of consideration in the amount of One Hundred Thousand Dollars U.S. ($100,000), has left Verus no choice but to rescind the transaction. While this transaction was consummated in April 2020 (together with a confirming securities purchase agreement in May 2020), you have failed to issue the stock to Verus more than five months after the closing of this transaction.

On April 3, 2020, you signed a Binding Term Sheet with Verus that obligated you to perform, including specifically the issuance of stock to Verus. Both TAM and Verus intended that this instrument be legally binding. In the days following the execution of this Binding Term Sheet, Verus and TAM worked to quickly consolidate TAM operations with Verus. TAM acted to transfer its main intellectual property assets, which included specifications and designs for its N95 masks, to Verus. Verus created a division, called Verus Cares, to operate this new healthcare related business. And, further, Verus hired TAM’s (previously) majority stockholder, Anders Gratte, as President of Verus Cares. Verus also researched potential suppliers of materials for masks and gowns in China, Malaysia, Turkey, Romania, India, Pakistan and Vietnam, among other countries. By the third week of April, Verus had entered into contracts for manufacture of N95 masks and manufacture and provision of medical gown.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

October 5, 2020 Page 2

Critically, after a series of COVID-19 banking delays, on April 24, 2020, at TAM’s request, Verus wired $100,000 U.S. on behalf of TAM to satisfy the purchase order obligation with the Vietnamese manufacturer [*], which payment, per TAM’s request, satisfied the cash consideration of the Binding Term Sheet. In exchange, TAM was required to issue 51% of the capital stock of TAM to Verus, as evidence by filings and registration in the Philippines.

On the date of this writing, which is five months after the exchange of signatures and payment of consideration by Verus of $100,000, you have still not registered the controlling interest of 51% in the name of Verus. For this reason, there has been a failure of contractual performance by TAM and breach of contract. Accordingly, by this letter, Verus hereby rescinds all obligations under the Binding Letter Agreement and demands immediate return of the cash consideration of $100,000, plus fees and costs to be determined.

On behalf of Verus, we ask that you make arrangements for payment of the cash consideration immediately, and in no event less than ten (10) days from the date of this letter.

Sincerely,

SEYFARTH SHAW LLP

/s/ John Shire
John D. Shire

JDS/emq

CC:	Mr. Anshu Bhatnagar - Verus International
William Pricket, Esq. - Seyfarth Shaw